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                                                                   EXHIBIT 10.14



                              EMPLOYMENT AGREEMENT


     This Employment Agreement ("Agreement") is made by and between John Ricardi ("Ricardi"), JMAR Industries, Inc. ("JMAR") and Pacific Precision Laboratories, Inc. ("PPL") (collectively, PPL and JMAR shall be referred to as the "Companies").

     1. Titles. Ricardi shall be employed as Senior Vice President for Sales and Marketing of PPL and shall report directly to the President of PPL. Ricardi shall also be employed as Vice President for Corporate Development for JMAR, reporting directly to the Chief Executive Officer of JMAR.

     2. Salary. As compensation for employment with the Companies, Ricardi will be paid $5,557.00 bi-weekly, which is equivalent to $145,002 per year.

     3.   Incentive Bonus Program.

     3.1 Ricardi will receive a cash bonus payable at the end of 1997 equal to 1/2 of one percent of the amount of the increase of PPL's 1997 firm shippable sales bookings in excess of PPL's 1996 actual shipped sales bookings. Said bonus shall be payable in installments. The initial installment shall be payable within fifteen (15) days after receipt, by JMAR, of its 1997 audit report from Arthur Andersen & Co. Subsequent quarterly installments shall be paid to Ricardi based on 1997 bookings which are shipped in subsequent years.

     3.2 Ricardi will receive a cash bonus equal to 1 percent of the sales revenue generated in 1997 from the introduction of new JTC products into the commercial marketplace (excluding sales from R&D and product development contracts).

     3.3 If Ricardi's starting date at JMAR and PPL is on or before February 3, 1997, Ricardi will also be allocated a 10 percent share of the PPL Management Incentive Pool, the total size of which is based on PPL's 1997 profitability.

     4. Auto Allowance. Ricardi will receive $500 per month as an automobile allowance.

     5. Equity Participation. On Ricardi's employment start date, Ricardi will be granted 60,000 Employee Stock Options, subject to the conditions of JMAR's Employee Stock Option Plan ("Plan"), a copy of which is attached hereto. The principal elements of that Plan include:


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         5.1  An option Exercise Price equal to the Closing price of JMAR stock as quoted on the NASDAQ National Market System for the five trading day average prior to the day that Ricardi starts work.

         5.2 One third of Ricardi's Options will vest (i.e., become exercisable) at the end of each successive twelve month period after Ricardi's start date.

         5.3 If there is any contradiction between the summary of the elements of the Plan in Paragraph 7.1 and 7.2, and the Plan itself, the terms of the Plan shall govern and control.

         5.4 In addition, starting in 1998 (if the majority of Ricardi's efforts and responsibilities will have transitioned from PPL to the Corporate Office) Ricardi will become eligible to participate in the JMAR Corporate Incentive Bonus plan which pays out cash bonuses based on JMAR's consolidated profitability plus stock option awards based on improvements in JMAR's stock price.

     6. Relocation Expense. The Companies will reimburse Ricardi for reasonable, actual expenses involved in moving his primary residence from its present location to the San Diego area pursuant to its standard Relocation Policy.

     7. Company Credit Card. Ricardi will be issued a credit card for use in charging company expenses incurred by Ricardi.

     8. Employee Benefits. Ricardi will be enrolled in JMAR's employee medical, dental and life insurance programs and will be eligible for all of the benefits described in the employee benefit section of the enclosed "Personnel Handbook". JMAR reserves the right to modify, supplement or rescind any of its insurance programs and benefits at any time, in its sole discretion. The standard vacation accrual plan will be modified for Ricardi such that the initial yearly earning rate for vacation will be four weeks, instead of the standard three weeks. Ricardi will also be eligible to participate in JMAR's 401(k) Plan (see the copy of the attached Plan Description).

     9. First Year Of Employment. The following provisions shall govern the term, duration, and termination of employment for the first year (365 consecutive days regardless of any leave of absence, vacation or sick days) of Ricardi's employment:

         9.1 During the first year of employment, this Agreement shall terminate upon the occurrence of any of the following events: (a) the death of Ricardi; (b) the incapacity or disability of Ricardi, which renders him unable to perform substantially all of the services contemplated by this Agreement for a continuous period of sixty (60) days; or (c) the mutual agreement of Ricardi and either of the Companies.



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         9.2  This Agreement may be terminated by either of the Companies prior to completion of the first year of employment on the happening of one or more of the following events: (a) the commission of an act of fraud, dishonesty, or embezzlement by Ricardi; (b) the willful neglect by Ricardi in the performance of the services contemplated by this Agreement in such manner as to provide reasonable cause for terminating his services; or (c) the breach by Ricardi of any of the covenants or obligations under this Agreement and such breach provides reasonable cause for either of the Companies to terminate this Agreement; provided that, in order to terminate this Agreement pursuant to clauses (b) and
         (c) of this Paragraph 2.2, JMAR or PPL shall have given thirty (30) days written notice of termination to Ricardi, and Ricardi shall have failed to fully cure or correct such willful neglect or breach within the thirty days immediately following such notice.

         9.3 This Agreement may be terminated by Ricardi prior to the first year on thirty (30) days written notice of termination to JMAR or PPL if either JMAR or PPL breaches any of its covenants or obligations under the Agreement and such breach provides reasonable cause for Ricardi to terminate this Agreement.

         9.4 In addition to the circumstances under which this Agreement may be terminated by the Companies pursuant to Paragraph 2.2, the Companies may terminate this Agreement at any time, without cause, upon thirty
         (30) days written notice of termination to Ricardi; provided, however, should the Companies terminate this Agreement pursuant to this Paragraph 2.4 prior to the end of the first year of employment (other than a termination pursuant to the provisions of Paragraph 2.2), then Ricardi shall become entitled to receive as severance pay an amount equal to the balance of the compensation that would have been payable to Ricardi through the end of the first year of employment (subject to earlier termination on the happening of the event specified in Paragraph 2.2), payable at the rate and times as such compensation would have been payable to Ricardi had this Agreement not been terminated pursuant to this Paragraph 2.4. In addition to the payment of such severance pay, all insurance policies in which Ricardi participates shall continue through the end of what otherwise would have been the first year of employment.

         9.5 If employment is terminated under this Agreement for any reason by any party hereto, then Ricardi's employment with both JMAR and PPL shall terminate.

     10. Employment After The First Year. If employment continues for more than one year, the following provisions shall govern the term, duration, and termination of employment:

         10.1 If employment continues beyond the first year, employment will be at-will and may be terminated at any time, for any reason, by either of the Companies

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         or Ricardi. If either of the Companies decide to terminate Ricardi, it or they will provide thirty (30) days notice and Ricardi will receive an additional sixty (60) days severance pay, unless the termination is on the ground set forth in Paragraph 3.3(b) below, in which case Ricardi will receive neither notice nor severance.

         10.2 Ricardi and the Companies understand and agree that Ricardi and the Companies have the right to terminate Ricardi's employment at any time for any reason, with or without cause. Ricardi and the Companies understand and agree that nothing in the Companies' employee handbooks or the Companies' other policies is intended to be, and nothing in them should be construed to be, a limitation on the right to terminate the employment relationship at any time for any reason.

         10.3 Notwithstanding the notice provision in Paragraph 3.1 above, this Agreement shall terminate immediately (without advance notice) on the happening of one or more of the following events: (a) the death of John Ricardi; or (b) the commission of an act of fraud, dishonesty, or embezzlement by John Ricardi.

         10.4 If employment is terminated under this Agreement for any reason by any party hereto, then Ricardi's employment with both JMAR and PPL shall terminate.

         10.5 This Agreement contains the entire agreement between the parties as to the term and duration of the employment. It supersedes any and all other agreements, either oral or in writing between the parties hereto with respect to Ricardi's term of employment and the termination thereof. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and acknowledges that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, or course of conduct, but only by an agreement in writing signed by John S. Martinez and Ricardi.

         11.      Confidential Information.

         11.1 Concurrently herewith, Ricardi shall enter into an Invention and Secrecy Agreement substantially similar to the agreement executed by the other key employees of JMAR. This Agreement is intended to supplement and not limit or restrict the provisions of such Invention and Secrecy Agreement. Ricardi will acknowledge that, in the course of the performance of Ricardi's services hereunder, Ricardi may become acquainted with confidential information regarding JMAR (and companies affiliated with or owned, operated, or supervised by JMAR) and their business, operations, finances, personnel,

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         accounts, customers, and suppliers. This information may include information relating to persons, firms, corporations, and other entities which are or become suppliers or customers of JMAR (or a company affiliated with or owned, operated, or supervised by JMAR). Ricardi agrees he will not, either during the term of this Agreement or thereafter, without the prior express written consent of JMAR and PPL, disclose or make any use of such confidential information except as may be required in the course of the performance of Ricardi's services hereunder.

         11.2 The undertakings and obligations of the parties under this Agreement shall not apply to any proprietary information which:

              (a) Is disclosed in a printed publication available to the public, is described in a patent anywhere in the world, or is otherwise in the public domain at the time of disclosure;

              (b) Is generally disclosed to third parties by the disclosing party without restriction on such third parties; or

              (c) Is approved for release by written authorization of the disclosing party.

         12. Protection Of Property. All records, files, manuals, list of customers, blanks, forms, materials, furnished to Ricardi by the Companies (or any company affiliated with or owned, operated, or supervised by the Companies), used on their behalf or generated or obtained during the course of the performance of Ricardi's services hereunder, shall be and remain the property of the Companies (or any company affiliated with or owned, operated, or supervised by the Companies, as the case may be). Ricardi shall be a holder thereof for the sole use and benefit of the Companies (or any companies affiliated with or owned, operated, or supervised by the Companies, as the case may be) and shall safely keep and preserve such property, except as consumed in the normal business operations of the Companies (or any company affiliated with or owned, operated, or supervised by the Companies, as the case may be). Ricardi acknowledges that this property is confidential and is not readily accessible to the competitors of the Companies. Upon termination of this Agreement hereunder, Ricardi shall immediately deliver to the Companies, or their authorized representatives, all such property, including all copies, remaining in Ricardi's possession or control.

         13. Severability. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

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         14.  Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         15. Waiver. The failure of any party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

         16. Arbitration. Except as otherwise required by law, any controversy or claim arising out of or relating to this Agreement or the breach or termination thereof, shall be settled by arbitration in San Diego County, California in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrator(s) shall have no authority whatsoever to make an award of punitive damages to either side. By agreeing to arbitration under this paragraph, JMAR, PPL and Ricardi understand they are agreeing to have any dispute relating to Ricardi's employment decided by a neutral arbitrator and as to those disputes decided by the neutral arbitrator, JMAR, PPL and Ricardi are giving up their right to a jury or court trial and giving up their right, if any, to seek punitive damages against each other.

         17. Effective Date. This Agreement shall become effective on the date Ricardi begins employment with JMAR and PPL.


Date:   12/13/96                           /s/ John S. Martinez
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                                           John S. Martinez
                                           Chairman of the Board
                                           JMAR



Date:  12/12/96                            /s/ Robert S. Hash
     ----------------------------          ------------------------------
                                           Robert Hash
                                           President
                                           Pacific Precision Laboratories



Date:  12/22/96                            /s/ John P. Ricardi
     ----------------------------          ------------------------------
                                           John Ricardi




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